Tech Data Corporation Change in Control Severance Policy Article 1. Establishment and Purpose 1.1 Establishment of the Policy. Tech Data Corporation, a Florida corporation, hereby establishes this change in control severance policy to be known as the “Tech Data Corporation Change in Control Severance Policy” (the “Policy”). 1.2 Purpose of the Policy. The Board of Directors of Tech Data Corporation has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a Change in Control of the Company, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened Change in Control. Article 2. Definitions Whenever used in the Policy, the following terms shall have the meanings set forth below: (a) “AAA” means the American Arbitration Association. (b) “Arbitration Rules” means the National Rules for the Resolution of Employment Disputes of the AAA; provided that discovery shall be governed by the Federal Rules of Civil Procedure. (c) “Accounting Firm” has the meaning assigned in Article 7.1(a). (d) “Accrued Obligations” has the meaning assigned in Article 6.1(a). (e) “Base Salary” means a Covered Person’s annual rate of salary or wages, including any amounts of salary or wages deferred at the election of the Covered Person, as in effect immediately prior to the Change in Control or, if higher, during the Protected Period. (f) “Beneficiary” means the persons or entities entitled to benefits hereunder upon a Covered Person’s death, to the extent provided in Article 15.2(b), as determined in accordance with the procedures in 15.2(a). (g) “Board” means the Board of Directors of the Company or its successor. (h) “Cause”, when used with reference to a termination of a Covered Person’s employment by the Company under the Policy, means the occurrence of any of the following events, provided, however, that a Covered Person’s employment may not be terminated for Cause unless (1) the Company provides the Covered Person with written notice in accordance with Article 15.8 which shall (A) state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based and (B) be given within fifteen (15) days of a member of the Committee’s learning of such act(s) or failure(s) to Matter 000952 CIC Policy act; and (2) the Covered Person is given a reasonable opportunity to be heard by the Committee and to cure, to the extent capable of cure, the grounds stated in such notice; but the Company may suspend the Covered Person during the proceedings; provided, that if, following any such hearing or waiver of such hearing by the Covered Person, the Covered Person is furnished with a subsequent written notice by the Committee confirming that, in its judgment, grounds for termination for Cause on the basis of the original notice exist (the “Final Cause Notice”), the Covered Person shall thereupon be terminated for Cause, subject to de novo review, at the Covered Person’s election, through arbitration in accordance with Article 12 hereof: (i) the willful and continued failure of the Covered Person to substantially fulfill his or her obligations with respect to his or her employment or service (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Covered Person’s conviction of or entering into a plea of guilty or nolo contendere to, a felony, or conduct by the Covered Person that constitutes gross negligence or gross misconduct in carrying out his or her duties with respect to his or her employment or service; or (iii) the Covered Person’s material violation of any material, written agreement with the Company or Company policy applicable to the Covered Person, which violation adversely affects the business of the Company. (i) a “Change in Control” shall have the meaning set forth in the 2009 Equity Incentive Plan of Tech Data Corporation, or any successor plan thereto as determined by the Committee from time to time; provided, that a Change in Control will not be deemed to occur for any purpose under this Policy unless such event or events also constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. (j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including rules thereunder and successor provisions and rules thereto. (k) “Committee” means the Compensation Committee of the Board. (l) “Company” means Tech Data Corporation, and all of its consolidated subsidiaries as determined in accordance with U.S. Generally Accepted Accounting Principles, and any successor or successors thereto. (m) “Confidential Information” means any and all information, including, but not limited to, information or ideas conceived or developed by a Covered Person, applicable to or in any way related to (i) the present or future business of the Company or its affiliates, (ii) research and development related to the Company’s or its affiliates’ business, (iii) the business of any customer or vendor of the Company or any of its affiliates, (iv) trade secrets, (v) processes, formulas, data, program documentation, algorithms, source codes, object codes, know-how, improvements, inventions, and techniques, (vi) all plans or strategies for marketing, development and pricing, and (vii) all information concerning existing or potential customers or vendors, and all similar information disclosed to the Company or its affiliates by other persons and any 2 Matter 000952 CIC Policy information in documents or computers that the Company designates as confidential by notation therein or thereon. (n) “Covered Person” means an employee of the Company who fulfills the eligibility and participation requirements as provided in Article 4 hereof. (o) “Disability” means (1) a physical or mental condition entitling the Company to terminate the Covered Person’s employment pursuant to an employment agreement between the Covered Person and the Company or (2) in the absence of such a provision for disability termination or in the absence of an employment agreement, the Covered Person’s inability to substantially perform his or her duties or responsibilities as a result of a physical or mental condition for 180 or more business days in any 365 day period. (p) “Effective Date” means the date the Policy is adopted by the Company. (q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including rules thereunder and successor provisions and rules thereto. (r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto. (s) “Excise Tax” has the meaning assigned in Article 7.1(a). (t) “Final Cause Notice” has the meaning assigned in Article 2(h). (u) “Good Reason”, when used with reference to a termination of a Covered Person’s employment with the Company, means, without a Covered Person’s express written consent, the occurrence of any of the following events during the Protected Period, provided, however, that none of the following shall constitute Good Reason unless (1) the Covered Person provides written notice in accordance with Article 15.8 to the Company which shall (A) state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) be given within ninety (90) days of the Covered Person’s learning of such act(s) or failure(s) to act; (2) the Company fails to cure the grounds stated in such notice within fifteen (15) days of its receipt of such notice; and (3) the Termination Date occurs no later than the earlier of sixty (60) days following the Company’s failure to cure pursuant to the immediately preceding clause, and two (2) years following the initial existence of one or more of the following events arising without the Covered Person’s express written consent: (i) a material adverse change in the nature, scope or status of the Covered Person’s position, duties, responsibilities or authorities effectuated after the Change in Control from those held, exercised and/or assigned to Covered Person immediately prior to such diminution, including, without limitation, if the Covered Person was an officer of a public company immediately prior to the Change in Control, the Covered Person ceasing to be an officer of a public company; provided, that a change in a Covered Person’s reporting relationship that is approved by the Company prior to a Change in 3 Matter 000952 CIC Policy

Control and is not made at the request of a third party incident to the Change in Control shall not constitute Good Reason hereunder; (ii) a reduction in the Covered Person’s annual base salary (or a material change in the frequency of payment) or annual incentive opportunity in effect immediately prior to the Change in Control or, if higher, as in effect at any time during the Protected Period; (iii) the failure by the Company to award the Covered Person equity-based incentive compensation (such as stock options, shares of restricted stock, restricted stock units or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms as in effect prior to the Change in Control or, if higher, as in effect at any time during the Protected Period; (iv) the failure by the Company to continue to provide the Covered Person with welfare benefits, fringe benefits and perquisites that are substantially similar in the aggregate to those made available or provided to the Covered Person immediately prior to the Change in Control, including but not limited to any pension, life insurance, medical, health and accident, disability and vacation benefits; (v) any requirement that the Covered Person’s services be rendered primarily at a location that is: (1) more than 35 miles from the Covered Person’s base office immediately prior to the Change in Control and (2) farther from the Covered Person’s principal residence immediately prior to the Change in Control than was the Covered Person’s base office immediately prior to the Change in Control; (vi) a material breach by the Company of (1) any effective written employment agreement with the Covered Person, or (2) this Policy, including, without limitation, the failure to obtain express written consent to assumption of the Policy from a successor as required by Article 10 hereof; and (vii) any other event which is included in any Covered Person’s Participation Schedule. Notwithstanding the foregoing, for purposes of clarification, the Company’s suspension of the Covered Person’s provision of services during the period in which the Company initiates proceedings to determine whether or not the employment of the Covered Person should be terminated for Cause pursuant to this Policy shall not constitute Good Reason. (v) “Initial Covered Persons” means those Covered Persons listed on Annex 1 maintained by the Company. (w) “Legal Fees” has the meaning assigned in Article 13. (x) “Non-Qualifying Termination” means a termination of a Covered Person’s employment (1) by the Company for Cause, (2) by the Covered Person for any reason other than Good Reason, or (3) as a result of the Covered Person’s death or Disability. 4 Matter 000952 CIC Policy

(y) “Participation Schedule” means a schedule evidencing the Covered Person’s participation in and coverage by this Policy, which may be in the form attached as Exhibit B to this Policy or may be provided in such other form as the Committee determines from time to time. (z) “Payment” has the meaning assigned in Article 7.1(a). (aa) “Protected Period” means the period beginning on the first date, following the Effective Date, on which a Change in Control occurs, and ending twenty four (24) months after such Change in Control. (bb) “Qualifying Termination” means a termination of a Covered Person’s employment during the Protected Period (1) by the Company Without Cause or (2) by the Covered Person for Good Reason, in each case in accordance with the procedures set forth in Article 5. (cc) “Restrictive Covenants” means the covenants set forth in Article 11. (dd) “Severance Factor” means the factor used to determine the Severance Payment payable to a Covered Person pursuant to Article 6.1(a)(v) hereof, which factor shall be: (1) 2.5 for the Chief Executive Officer of the Company, (2) 2 for each Initial Covered Person other than the Chief Executive Officer and the Senior Vice President, Chief Financial Officer, Europe of the Company, and (3) for all Covered Persons not described in (1) or (2) and the Senior Vice President, Chief Financial Officer, Europe, the number determined by the Company and set forth in such Covered Person’s Participation Schedule. (ee) “Severance Payment” has the meaning assigned in Article 6.1(a)(v). (ff) “Target Annual Bonus” means the Covered Person’s target annual bonus for the last full fiscal year ending immediately prior to the Change in Control or, if higher, the Covered Person’s highest target annual bonus in effect for any fiscal year during the Protected Period; provided that if no target annual bonus is set for such Covered Person, the Target Annual Bonus will be determined by reference to the target annual bonuses set for an employee or employees in comparable positions or performing similar functions and duties during the three fiscal years that were completed prior to the Termination Date. (gg) “Term” means the period commencing on the Effective Date and continuing until the Committee shall terminate the Policy in accordance with Article 15.5. (hh) “Termination Date” means the effective date of a Covered Person’s termination of employment with the Company as provided in Article 5.1. (ii) “Without Cause”, when used in reference to a termination of a Covered Person’s employment with the Company, means any termination of the Covered Person’s employment by the Company which is not a termination of employment for Cause, Disability or death. 5 Matter 000952 CIC Policy

Article 3. Administration The Policy shall be administered by the Committee. The Committee shall have full authority, consistent with the Policy, to administer the Policy, including, without limitation, authority to interpret and construe any and all provisions of the Policy. Article 4. Coverage The Board or the Committee shall designate those key employees of the Company entitled to be covered by the Policy from time to time. Each key employee designated to be covered by the Policy as a Covered Person shall be required to execute a Participation Schedule, or other written agreement that may be specified by the Committee, to evidence such employee's agreement to be bound by the terms and conditions of this Policy, including the provisions of Article 11 hereof, as a Covered Person. The Board or the Committee may amend, modify or terminate the Policy at any time and from time to time, subject to the limitations and restrictions set forth in Section 15.5; provided that with respect to each Initial Covered Person, the Committee may not amend, modify or terminate the Policy in a manner that would adversely affect such Initial Covered Person prior to the second anniversary of the Effective Date without the express written consent of such Initial Covered Person. In addition, any amendments, modifications or terminations of the Policy that impact a Covered Person will be subject to any additional, express restrictions or limitations as may be set forth in such Covered Person’s Participation Schedule from time to time. Article 5. Termination of Employment 5.1 Termination of Employment of a Covered Person during the Protected Period. (a) During the Protected Period, the employment of a Covered Person may be terminated by the Company due to the Covered Person’s Disability, on account of the Covered Person’s death, by the Company Without Cause or for Cause, or by the Covered Person with or without Good Reason. The termination of the Covered Person’s employment will become effective as of the date hereinafter specified. (b) Termination of a Covered Person’s employment for Disability shall become effective thirty (30) days after a notice of intent to terminate the Covered Person’s employment, specifying Disability as the basis for such termination, is received by the Covered Person from the Committee. Termination of a Covered Person’s employment on account of his or her death shall become effective automatically as of the date of his or her death. (c) The Company shall have the absolute right to terminate a Covered Person’s employment Without Cause at any time. Termination of a Covered Person’s employment Without Cause shall become effective on the date specified by the Company. (d) Termination of a Covered Person’s employment for Cause shall become effective on the date the Company issues the Final Cause Notice to such Covered Person in accordance with the procedures set forth in Article 2(h). 6 Matter 000952 CIC Policy

(e) Termination of a Covered Person’s employment for Good Reason shall become effective thirty (30) days after the Covered Person’s notice of termination to the Company, provided that the Covered Person terminates his or her employment in accordance with the procedure specified in the definition of Good Reason. Termination of a Covered Person’s employment without Good Reason shall become effective thirty (30) days after the Covered Person’s notice of termination to the Company or such earlier date as the Company may determine upon receipt of notice by the Company of such termination. 5.2 Separation from Service. For purposes of any provision of the Policy providing for the payment of any amounts or benefits subject to 409A of the Code upon or following a termination of employment, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code. Article 6. Payments Upon Termination of Employment in Certain Circumstances 6.1 Qualifying Termination. If, during the Protected Period, the employment of a Covered Person shall terminate by reason of a Qualifying Termination, then: (a) Payment of Certain Amounts. The Company shall pay to the Covered Person: (i) a lump sum cash payment equal to the sum of the Covered Person’s earned but unpaid Base Salary as in effect at the time of the Termination Date (without regard to any reduction constituting Good Reason and excluding any amounts the Covered Person elected to defer) and accrued vacation (the “Accrued Obligations”), within thirty (30) days following the Termination Date or sooner if required by applicable law; (ii) any deferred compensation amounts (including, without limitation, any amounts of base salary earned but unpaid that the Covered Person elected to defer), at the times provided in the applicable plan, program, or agreement governing the deferral; (iii) any annual bonus awards earned by the Covered Person but not yet paid as of the Termination Date, on the regularly scheduled payment date; provided that for purposes of this clause (iii), in order to have earned any such award the Covered Person must have remained employed through the last day of the applicable performance period for such award; (iv) a pro-rata annual bonus for the fiscal year of the Company in which the Termination Date occurs, on the regularly scheduled payment date, determined based on actual performance of the Company (and in a manner consistent with how bonus determinations are made for continuing, active employees of the Company), prorated based on the number of days the Covered Person was employed in such fiscal year; and (v) subject to the Covered Person’s satisfaction of the conditions set forth in Article 15.10 hereof, on the sixtieth (60th) day following the Termination Date, a lump sum cash severance payment equal to the product of the Covered Person’s Severance Factor times the sum of (1) the Covered Person’s Base Salary and (2) Target Annual Bonus (the “Severance Payment”). 7 Matter 000952 CIC Policy

(b) Outstanding Equity Awards. All equity and equity-based awards held by a Covered Person and outstanding as of his or her Termination Date shall be treated in accordance with the terms of the applicable plan and award agreement governing such awards, treating such Covered Person’s Qualifying Termination hereunder as a termination of employment “without cause” or for “good reason” (or such other terms of similar import as may be used in the applicable plan or award agreement governing such awards) following a Change in Control. (c) Benefit Continuation. Subject to the Covered Person’s satisfaction of the condition set forth in Article 15.10 hereof: (i) the Company shall pay to the Covered Person a monthly cash payment equal to the Covered Person’s monthly COBRA premiums to continue medical coverage under the Company’s medical plans under which the Covered Person was covered immediately before the Termination Date for twelve months following the Termination Date; it being understood that the Covered Person shall not be required to use the monthly payments for such premiums. Any payment that otherwise would be made before the sixtieth (60th) day following the Termination Date shall be paid on the sixtieth (60th) day. (ii) the Company shall reimburse the Covered Person for reasonable expenses incurred by the Covered Person for outplacement counseling services (i) which do not exceed $20,000, and (ii) which are incurred by the Covered Person within twelve months following the Termination Date. The provision of outplacement services is intended to be exempt from Section 409 of the Code pursuant to the in-kind benefits exception as set forth in Section 1.409A-1(b)(9)(v)(c) of the regulations promulgated thereunder. Any reimbursement payment that otherwise would be made before the sixtieth (60th) day following the Termination Date shall be paid on the sixtieth (60th) day. 6.2 Non-Qualifying Termination. The employment of a Covered Person may terminate or be terminated by reason of a Non-Qualifying Termination during the Protected Period, in which case the Company shall pay the Covered Person the Accrued Obligations and any other payments or benefits to which the Covered Person is entitled under applicable law and any other benefit plan, program, agreement or arrangement covering the Covered Person. 6.3 Other Agreements. A Covered Person who receives a Severance Payment hereunder shall not be entitled to receive any other cash severance payment pursuant to any other severance plan, program, policy, agreement or arrangement maintained by the Company or any additional annual bonus payment other than as specified above; provided that in the event that applicable law mandates that the Company provide to the Covered Person benefits in the nature of severance, then the amounts of benefits provided hereunder shall be reduced, in a manner consistent with the requirements of Section 409A, to the extent applicable, by the amount of such legally mandated benefits. Except to the extent specifically provided in the Policy with respect to the Severance Payment, annual bonus payment, COBRA reimbursement payment and outplacement services, a Covered Person will be entitled to receive other accrued, vested or deferred compensation, rights or benefits upon termination of employment in accordance with the terms of the applicable benefit plans, programs, policies, agreements or arrangements in which such Covered Person participates, including but not limited to amounts or benefits payable under any stock purchase policy, disability policy or similar or successor policy. 8 Matter 000952 CIC Policy

Article 7. Code Section 280G 7.1 (a) In the event it shall be determined by the Company’s independent auditors immediately prior to a Change in Control or, if such auditors are unable to perform the services, by an independent, nationally recognized accounting firm selected by the Company in its sole discretion immediately prior to a Change in Control (in either case, the “Accounting Firm”) that any payment or distribution by the Company to or for the benefit of the Covered Person, whether paid or payable or distributed or distributable pursuant to the terms of the Policy or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Covered Person with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the amount of Payments payable to such Covered Person shall be reduced if (1) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments) is greater than (2) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which the Covered Person would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments). (b) The Accounting Firm shall make an initial determination as to whether a reduction in Payments is required under Article 7.1(a) above. If the Payments must be reduced as provided in the previous paragraph, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Code Section 280G and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits and (4) cancellation of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to the Covered Person, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to the Covered Person when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. If two or more equity awards are granted on the same date, each award will be reduced on a pro- rata basis. (c) All determinations required under this Article 7 shall be made in writing by the Accounting Firm. Any reasonable determination of the Accounting Firm made in good faith shall be binding upon the Company and the applicable Covered Person. The Company and the Covered Person shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Article. For purposes of making the calculations required by this Article 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on 9 Matter 000952 CIC Policy reasonable good faith interpretations concerning the application of Code Sections 280G and 4999. The Accounting Firm shall provide detail supporting its determinations both to the Company and the applicable Covered Person within fifteen (15) business days of the Termination Date or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Covered Person, it shall, if requested by the Covered Person, furnish the Covered Person with an opinion that he/she has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. The fees and expenses of the Accounting Firm for its services in connection with the determinations contemplated by this Article 7 shall be borne by the Company. (d) Each Covered Person shall be responsible for all taxes imposed on the Covered Person on account of payments and benefits under this Policy, including without limitation any excise taxes imposed under Section 4999 of the Code. Article 8. Withholding Taxes The Company may withhold from all payments due hereunder to a Covered Person (or his or her Beneficiary) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. Article 9. the Company’s Payment Obligation; No Mitigation 9.1 Payment Obligations are Absolute. (a) The Company’s obligation to a Covered Person to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Covered Person or anyone else, except to the extent so provided in Articles 7 and 15.12, if applicable, or mandated by applicable law. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Covered Persons or from whomsoever may be entitled thereto, except to the extent mandated by applicable law. (b) Covered Persons shall not be obligated to seek other employment or take other action by way of mitigation of the amounts payable or arrangements made under any provision of the Policy, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under the Policy. 9.2 Contractual Rights to Benefits. Subject to the provisions of Article 15.5 hereof, the Policy, together with the applicable Covered Person’s Participation Schedule, establishes and vests in each Covered Person a contractual right to the benefits to which he is entitled hereunder. Article 10. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the 10 Matter 000952 CIC Policy

Company to expressly assume and agree to perform the Company’s obligations under the Policy. Failure of the Company to obtain such an assumption agreement prior to the effective date of any such succession shall be a material breach of the Policy. Article 11. Restrictive Covenants (a) As a condition to participation in the Policy, a Covered Person shall agree to be bound by the following Restrictive Covenants: (i) the Covered Person acknowledges that the Company’s Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the effective and successful conduct of the business of the Company. The Covered Person agrees to use the Company’s Confidential Information only for the benefit of the Company and shall not at any time, directly or indirectly, either during employment with the Company or afterward, divulge, reveal or communicate the Company’s Confidential Information to any person, firm, corporation or entity whatsoever, or use the Company’s Confidential Information for such Covered Person’s own benefit or for the benefit of others; (ii) the Covered Person shall not, at any time, denigrate or disparage the Company or any of its Board of Directors or officers; (iii) the Covered Person agrees to make a prompt and complete disclosure to the Company of any Confidential Information in his or her possession, upon such a request by the Company. Upon termination of employment and at any other time upon request, the Covered Person further agrees to surrender to the Company all documents, writings and other such materials produced by the Covered Person or coming into the Covered Person’s possession by or through employment with the Company during the term of such employment, and agrees that all such materials are at all times the Company’s property; (iv) the Covered Person agrees to fully cooperate, in all reasonable respects, with the Company in regard to any internal or external investigations of the Company, its business, its business practices or the like relating to the period in which the Covered Person is or was employed by the Company. If the Covered Person is requested to provide assistance after termination of his employment, then he will be reimbursed for any reasonable expenses within 30 days of submission of applicable receipts or invoices. (v) for a period of one (1) year following the Termination Date, anywhere in the world (and each incorporated and unincorporated area thereof), the Covered Person will not own, manage, operate, control, be employed by, act as an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business which is engaged in business that is competitive to the Company’s business, including but not limited to the companies listed on Exhibit C. Nothing contained in this paragraph shall be interpreted to prohibit the Covered Person from owning stock in publicly traded corporations that may compete with the Company so long as such stock ownership does not represent a majority or controlling interest in such corporations; 11 Matter 000952 CIC Policy

(vi) for a period of one (1) year following the Termination Date, the Covered Person will not: (i) directly or indirectly, hire or participate in the hiring of any employee of the Company or any of its affiliates, provided, however that this restriction shall not apply either to former employees of the Company or to employees who respond to a general advertisement; (ii) solicit or induce, or attempt to solicit or induce, any employee of the Company or its affiliates to leave the Company or such affiliates for any reason; and (iii) solicit or induce, or attempt to solicit or induce any customer of or vendor to the Company or its affiliates to stop doing business with or move some or all of such customer or vendor business to a person or entity other than the Company. (b) The Restrictive Covenants are in addition to any rights the Company may have in law or at equity or under any other agreement. (c) As a condition to participation in the Policy, a Covered Person shall further agree that it is impossible to measure in money the damages which will accrue to the Company in the event the Covered Person breaches the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce the provisions hereof, the Covered Person shall agree to waive the claim or defense that the Company has an adequate remedy at law and the Covered Person shall agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Covered Person to account for and pay over to the Company any profit obtained by the Covered Person as a result of any transaction constituting a breach of the Restrictive Covenants. (d) The validity or unenforceability of any provision of this Section 11 shall not affect the validity or enforceability of any other provision of this Policy. The Covered Person and the Company have specifically agreed and acknowledged that the provisions in Section 11 are fair, reasonable and material. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Covered Person hereby consents and agrees that (a) it is the parties intention and agreement that this Section 11 be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant is too broad or extensive to permit enforcement to its fullest extent, the scope of any such restriction or covenant may be modified but only as necessary as the court, in its judgment, deems warranted in order to have the fullest enforcement possible consistent with governing law. (e) The Covered Person’s agreement to be bound by the provisions of this Article 11 shall be effected by the Covered Person’s execution of his or her Participation Schedule in such form as the Committee may determine from time to time. (f) Notwithstanding the foregoing, if a Covered Person is otherwise party to an agreement with the Company or its affiliates pursuant to which the Covered Person is subject to noncompetition obligations for a period of at least one year following a termination of employment, then the restrictions set forth in this Section 11 shall not apply to the Covered Person, and the noncompetition provisions of such other agreement shall instead remain in effect 12 Matter 000952 CIC Policy and apply to such Covered Person if and to the extent provided in such Covered Person’s other agreement. (g) Notwithstanding anything to the contrary set forth herein, no confidentiality, non- disparagement or other obligation owed by the Covered Person to the Company or its affiliates shall prohibit the Covered Person from reporting, whether anonymously or on a disclosure basis, possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or shall require the Covered Person to notify the Company or any of its affiliates of any such report, and none of the Company or any of its affiliates will retaliate against the Covered Person for any such report. In making any such report, however, the Covered Person is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege. Article 12. Arbitration of Disputes (a) Any disagreement, dispute, controversy or claim arising out of or relating to the Policy or the interpretation or validity hereof shall be settled exclusively and finally by binding arbitration to be conducted in Clearwater, Florida or, solely in respect of any Covered Person with a principal work location in the European Union, London, England, or such other location as may be specified in the Covered Person’s Participation Schedule. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of the Policy, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. Nothing in this Article 12(a) shall preclude the Company from seeking specific performance of the Restrictive Covenants set forth in Article 11 hereof in such jurisdiction as the Company may deem appropriate. (b) The arbitration shall be conducted in accordance with the Arbitration Rules, except as otherwise provided below. (c) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed in accordance with the Arbitration Rules and shall be a person who has had substantial experience in executive compensation issues in the context of mergers and acquisitions. The Company shall pay all of the fees, if any, and expenses of such arbitrator. (d) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing. 13 Matter 000952 CIC Policy

(e) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction. (f) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of the Policy. Article 13. Legal Fees. If the Covered Person prevails on at least one material claim that forms part of a dispute with the Company regarding the validity or enforceability of, or liability under, any provision of the Policy (including as a result of any contest by the Covered Person about the amount of any payment pursuant to Article 6), the Company shall promptly reimburse the Covered Person for all reasonable attorneys’ fees and related expenses (“Legal Fees”) incurred by the Covered Person in connection with such dispute. In no event shall the payments by the Company under this Article 13 be made later than the end of the calendar year next following the calendar year in which such Legal Fees were incurred, provided that Covered Person shall have submitted an invoice for such Legal Fees at least 10 days before the end of the calendar year next following the calendar year in which such Legal Fees were incurred. The amount of such Legal Fees that the Company is obligated to pay in any given calendar year shall not affect the Legal Fees that the Company is obligated to pay in any other calendar year, and Covered Person’s right to have the Company pay such Legal Fees may not be liquidated or exchanged for any other benefit. Article 14. Trusts; Unfunded Status of Policy 14.1 Unfunded Status of Policy. The Policy is intended to constitute an “unfunded” Policy and Covered Persons shall have no claim against the Company or its assets other than as unsecured general creditors. Notwithstanding the foregoing, the Company may, in its sole discretion, establish a trust or purchase other property to assist it in meeting its obligations hereunder as set forth in Article 14.2 below; provided, however, that in no event shall any Covered Person have any interest in such trust or property other than as an unsecured general creditor. 14.2 Creation of Trusts. The Committee may, in its discretion, authorize the creation of one or more trusts (including sub-accounts under such trust(s)), and deposit therein amounts of cash, stock, or other property not exceeding the amount of the Company’s obligations with respect to the Policy, or make other arrangements to meet the Company’s obligations under the Policy, which trusts or other arrangements shall be consistent with the “unfunded” status of the Policy. Article 15. Miscellaneous 15.1 Employment Status. Except as may be provided under any other agreement between a Covered Person and the Company, the employment of the Covered Person by the 14 Matter 000952 CIC Policy

Company is “at will.” The Policy does not constitute a contract of employment or impose on the Company any obligation to retain the Covered Person as an employee, to change the status of the Covered Person’s employment, or to change the policies of the Company regarding termination of employment. 15.2 Beneficiaries. (a) Except with regard to the equity awards referenced in Article 6.1(b), each Covered Person may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any amounts owing to the Covered Person under the Policy. Covered Persons may make or change such designations at any time; provided, that such designation must be in the form of a signed writing acceptable to the Committee and filed with the Company prior to the Covered Person’s death. If the Covered Person has not named a Beneficiary, then such amounts shall be paid to the Covered Person’s estate. (b) The Policy shall inure to the benefit of and be enforceable by the Covered Person or the Beneficiary or the Covered Person’s estate. If a Covered Person dies while any amount would still be payable to the Covered Person hereunder had the Covered Person continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Policy to the Beneficiary or the Covered Person’s estate or, with respect to any stock options, restricted shares, restricted stock units and other equity awards and payments, as provided in the applicable documents governing such arrangements. 15.3 Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural. 15.4 Severability. Every provision of this Policy is intended to be severable. If any term or provision hereof is declared invalid by a court of competent jurisdiction for any reason whatsoever and cannot be modified to be enforceable, its invalidity will not affect the validity of the remainder of the Policy, which shall remain in full force and effect. 15.5 Modification and Termination. The Policy may be amended in any manner and from time to time or terminated at any time, each at the discretion of the Committee; provided that, except with regard to an amendment pursuant to Article 15.11: (a) with respect to any Initial Covered Person, the Committee may not amend, modify or terminate the Policy in a manner that adversely affects such Initial Covered Person prior to the second anniversary of the Effective Date without the express written consent of such Initial Covered Person; (b) no termination or amendment that is adverse to a Covered Person shall be effective with respect to such Covered Person prior to the date that is six (6) months from the date written notice of such amendment or termination is given to such Covered Person; and (c) no termination or amendment that is adverse to a Covered Person and that would otherwise be effective within six (6) months before or twenty four (24) months after a Change in Control shall apply to any termination of employment of a Covered Person during such Covered 15 Matter 000952 CIC Policy

Person’s Protected Period, as defined herein prior to giving effect to any such termination or amendment(s) of the Policy. 15.6 Applicable Law. This Policy shall be subject to, and construed in accordance with, the laws of the State of Florida, without reference to its conflict of laws rules. 15.7 Headings. The section headings or subsection headings have been included for convenience only, are not part of this Policy, and are not to be taken as an interpretation of any provision hereof. References to gender shall include each other gender, as appropriate. 15.8 Notice. Notices and all other communications contemplated by this Policy shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of a Covered Person, mailed notices shall be addressed to such Covered Person at the home address that Covered Person most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. 15.9 Joint and Several Obligations. If the Covered Person is employed during the Protected Period by one or more entities that form part of the Company, whether or not such Covered Person is also employed by the Company during the Protected Period, each such entity shall be jointly and severally liable together with the Company for the obligations of the Company to the Covered Person hereunder. 15.10 Release. Payments to be provided to the Covered Person by the Company under Article 6.1(a)(v) hereof shall be paid to the Covered Person on the date specified in the respective Article, subject to the condition that the Covered Person has executed and delivered to the Company a release substantially in the form of Exhibit A hereto and that such release has become effective, enforceable and irrevocable in accordance with its terms. 15.11 Section 409A of the Code. It is intended that any amounts payable under this Policy and any exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject a Covered Person to the payment of any interest or additional tax imposed under Section 409A of the Code; provided that the Company makes no representations regarding the tax implications of any compensation or benefits to be paid or provided hereunder under Section 409A of the Code. In furtherance of this intent, if the date of payment or the commencement of any installment payments must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon the expiration of such six month period. With regard to any provision herein that provides for reimbursement of expenses, or in-kind benefits, such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). 15.12 Clawback. Notwithstanding anything in this Policy to the contrary, the Company may be entitled or required by law, any applicable Company policy (any such policy, a “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are 16 Matter 000952 CIC Policy listed for trading, to recoup compensation paid to a Covered Person pursuant to this Policy or otherwise, and each Covered Person selected to be covered by the Policy shall be deemed to have agreed to comply with any such Company request or demand for recoupment. Each Covered Person shall also be deemed to have acknowledged and agreed that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of the Covered Person, and that such modification will be deemed to amend this Policy; provided, that, except as otherwise required by applicable law (including the terms of any exchange on which the Company’s shares are then listed for trading), the effect of any such amendment or modification on amounts payable or benefits to be provided hereunder shall be subject to the limitations set forth in Section 15.5. Each Covered Person shall also be deemed to have acknowledged and agreed that, subject to the limitations set forth in the foregoing sentence, the Clawback Policy as in effect from time to time shall apply to any and all payments of compensation and benefits (other than such Covered Person’s base salary and benefits under any tax-qualified retirement plan or health and welfare plan) as specified in the Clawback Policy. 17 Matter 000952 CIC Policy